Exhibit 99.4

Consent of Tudor Pickering Holt & Co Advisors LP

We hereby consent to the use of our opinion dated November 8, 2020 to the Board of Directors of HighPoint Resources Corporation (“HighPoint”), included as Annex C to the joint proxy statement/prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Bonanza Creek Energy, Inc. (“Bonanza Creek”), to be filed with the Securities and Exchange Commission on or about February 5, 2021 (the “Registration Statement”), relating to the proposed merger of HighPoint and Bonanza Creek, and to the description of such opinion contained therein. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

TUDOR PICKERING HOLT & CO ADVISORS LP

/s/ TUDOR PICKERING HOLT & CO ADVISORS LP

Houston, Texas

February 5, 2021